Exhibit 10.1

October 11, 2015

Ms. Karen S. Wright

Dear Karen:

Jaguar Animal Health, Inc. (“JAH” or the “Company”) is pleased to offer you the senior position in the finance department at JAH, reporting to Lisa Conte, the Company’s Chief Executive Officer. Your initial title will be Executive Vice President of Finance, transitioning to Chief Financial Officer at the discretion of and upon election of the Jaguar Board of Directors. We are looking forward to having you become a part of the JAH family. We believe that you will play an instrumental role in guiding the finance department and strategic planning for our growing Company.

We would expect your full-time start date to be no later than Nov. 9, 2015.

Your bi-weekly base salary, if annualized, will be $240,000 per twelve-month period, paid in arrears in accordance with our regular payroll processing procedures. Because we pay bi-weekly, we have twenty-six (26) pay periods during each calendar year. Thus, you will be paid $9,231 per pay period, less applicable payroll taxes and other authorized deductions. In addition, you will be reimbursed for pre-approved travel expenses.

If, and when, the Board of Directors of JAH adopts Company-wide bonus awards, you will be eligible, under that Company-wide plan, for an annual target bonus up to twenty-five (25%) of your base salary. Your bonus in any given future bonus period will be determined by a combination of the Company’s performance and your meeting certain goals and objectives that you, Lisa Conte, and our Human Resources head, have mutually established for that bonus period. For a bonus or commission to be payable to you for any period, you must still be employed by the Company on the date such bonus or commission is actually paid for such period.

You will be eligible to participate in the Company’s benefits package. The benefits package will include a medical plan, a dental plan, a vision plan, long term disability and life insurance. The Company pays the premiums for each employee, and, if you elect, spouse and dependents. The Company also has a nonmatching 401(k) plan in which you would be eligible to participate.

You will be allowed a total of twenty (20) paid time off (“PTO”) days per year. You will accrue them at the rate of 2.31 hours per week. Fifteen (15) of the PTO days may be used for either vacation or sick leave, in accordance with the policies to be set forth in the Handbook (defined below), the additional five (5) are paid personal days. You will also be entitled to paid Company holidays, all in accordance with JAH’s policies as may be in effect from time to time.

After your first ninety (90) days of continuous full-time employment with the Company, you will be permitted to use your accrued PTO. You may accrue up to a maximum of one hundred twenty (120) hours (equivalent to 15 PTO days), at which time you shall cease to accrue any additional PTO or personal days until you use some of the accrual, bringing your balance below the maximum.

Subject to approval by the Company’s Board of Directors and the stockholders, you will be eligible to receive a grant of options to purchase up to 20,000 shares of the Company’s common stock on the Grant Date, as defined below (the “Stock Options”). The Stock Options, when granted, will be granted pursuant to JAH’s 2014 Equity Incentive Plan. The Stock Options are intended to be incentive stock options within the meaning of Section 422(A) of the Internal Revenue Code of 1986, as amended.

The Stock Options shall have an exercise price equal to the fair market value of the Company’s common stock on the date upon which the Stock Options are granted (the “Grant Date”). You will vest in these stock options as follows: twenty five percent (25%) of the Stock Options upon the last day of the month that is nine months after the Grant Date, and then, at the rate of 1/36th of the Stock Options each month over a period of twenty seven (27) months, on the last day of each month. Assuming you remain in the employ of the Company, you will be fully vested in all these stock options after three years from the Grant Date. Alternatively, based on approval by the Company’s Board of Directors, You may be offered an equivalent equity based compensation package that is structured differently than the one described above.

As a condition of your employment, you will be required to execute and be bound by the Company’s Employment, Confidential Information, Invention Assignment and Arbitration Agreement, a copy of which is attached as Addendum A and incorporated herein by this reference. The covenants in that agreement will survive any termination of your employment with the Company. The Company will have an employee handbook (the “Handbook”).  You agree that, when the Handbook has been approved for use, you will acknowledge receipt, as will all other employees of the Company.  We will expect that you will comply with the Company’s policies and procedures set forth in the Handbook.

Finally, in accordance with the laws of California, you understand that the Company is an “at-will” employer. The term “at-will” is explained in the Handbook and nothing in this offer letter shall in any way be construed to alter the nature of your “at will” of your employment.

The Company will reimburse you for reasonable expenses associated with travel you undertake for Company business, so long as (i) you use the Company’s travel agent or an alternative source for your travel arrangements that is at least as, or more, economical for the Company and (ii) so long as you submit your expenses with original receipts, in accordance with the Company’s reimbursement policies and procedures.  If the foregoing conditions are satisfied, the Company reimburses coach or economy fares for domestic travel and business class for international travel.

You agree that, while you are employed with Jaguar, you will not accept employment with, consult with, or work with, in any capacity whatsoever (including as a director or advisor), any company or organization that directly competes with the Company without my prior approval, or the approval of my designee, nor engage in any efforts that would detract from your performance at Jaguar. If you have any question or doubt as to whether or not a company with which you would like to work is considered a competitor or if an activity would be considered a meaningful distraction, you will consult with me prior to commencing any such working relationship.

In the event of a Change in Control (as defined below), and as a result of the Change in Control, your position with the Company is eliminated, or you are not offered new employment terms (including geographical location) that are substantially the same as the terms of your then-current position with the Company, then you will become immediately and fully vested in all of the Stock Options that have been granted to you prior to the date of the Change in Control. The term “Change in Control” means any of the following:  (i) any shareholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company; or (ii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company)  of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

This letter is to be interpreted and enforced in accordance with the laws of the State of California.

This letter reflects our entire understanding on this subject matter. This letter and the exhibits, schedules and addenda, and the Handbook, will set forth the terms of your employment and supersedes any prior representations or agreements, whether written or oral. This letter may be executed in counterparts. Facsimile signatures or signatures on copies scanned into a PDF file, if identified, legible and complete, will be considered original signatures for purposes of enforcement.  Any modification, alteration, or change to this letter shall be made only by a written agreement duly executed by both you and me, or my designee.

Please sign and return this letter to me by October 14th, 2015.

Warm regards,

/s/ Lisa A. Conte
Lisa A. Conte
Chief Executive Officer

Agreed to and Accepted by:

/s/ Karen Wright
Karen Wright
October 13, 2015